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                                                                   EXHIBIT 10.14




                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated as of February 5, 1992, between EMCARE HOLDINGS INC., a Delaware corporation (the "Company"), and WILLIAM F. MILLER (the "Employee").

                              W I T N E S S E T H:

         WHEREAS the Employee is currently employed by EmCare, Inc., a Texas corporation and a wholly owned subsidiary of the Company ("EmCare"), in the capacity of President and Chief Operating Officer; and

         WHEREAS the Employee is a member of the senior management of the Company and EmCare and has access to proprietary information pertaining to the business and operations of the Company and EmCare; and

         WHEREAS the Company and the Employee desire to enter into an agreement providing for the continued employment of the Employee in the capacity of President and Chief Operating Officer of the Company in accordance with the terms and conditions, and for the consideration, set forth below;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Company and the Employee agree as follows:

         1. Employment. (a) The Company hereby employs the Employee, and the Employee hereby accepts such employment with the Company for the period set forth in paragraph 2 hereof, all upon the terms and conditions hereinafter set forth.

         (b) As a condition to the Employee's employment by the Company, the Employee affirms and represents that he is under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, the Employee's acceptance of employment hereunder with the Company, the employment of the Employee by the Company, or the Employee's undertakings under this Agreement.

         2. Term of Employment. Except as otherwise provided in paragraph 10(g) hereof, or unless earlier terminated as hereinafter provided, the term of the Employee's employment under this Agreement shall be for a period beginning on the date hereof and ending on the fifth anniversary hereof (the "Employment Term"). In the event that the Employee continues in the full-time employ of the Company after the end of the Employment Term (it being expressly understood and agreed that the Company does not now, nor hereafter shall have, any obligation to continue the Employee in its employ whether or not on a full-time basis, after said Employment Term ends), then, unless otherwise agreed by the Employee and the Company, the Employee's continued employment with the Company shall, notwithstanding anything to the contrary expressed or implied herein, be terminable by the Company or the Employee at will, but shall in all other respects be subject to the terms and conditions of this Agreement. Notwithstanding anything to the contrary herein, as long as Employee continues in the employ of the Company
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after the end of the Employment Term, all of the terms and conditions of this
Agreement shall remain in full force and effect notwithstanding the end of such Employment Term.

         3. Duties. (a) Office. The Employee shall be employed as the President and Chief Operating Officer of the Company and shall report to the Board of Directors and the Chairman of the Board of the Company. The Employee shall perform such executive duties as the Chairman of the Board or the Board of Directors may prescribe so long as such duties are consistent with the responsibilities of the Employee prior to the date of this Agreement and are consistent with the office and position of President and Chief Operating Officer of the Company. The Employee shall be elected to serve as President and Chief Operating Officer of the Company during the Term of Employment, and any failure of the Employee to be so nominated and elected (other than as a result of the prior termination of the Employee's employment hereunder pursuant to paragraph 8 hereof) shall constitute a termination of the Employee's employment hereunder by the Company pursuant to subparagraph 8(d) hereof.

         (b) Place of Business. The Employee's principal place of business shall be located in Dallas, Texas, and the Employee shall not be required by the Company to relocate without his consent. The Employee shall devote not less than forty (40) hours per week on average to the performance of his duties during the term of this Agreement.

         (c) Services Exclusive. Except as may otherwise be approved in advance by the Board of Directors of the Company, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Employee shall devote his full time throughout the Employment Term to the services required of him hereunder. The Employee shall render his services exclusively to the Company during the Employment Term, and shall use his best efforts, judgment and energy, to improve and advance the business and interests of the Company in a manner consistent with the duties of his position, provided, however, that the Employee may conduct such other activities during the Employment Term as he deems appropriate and consistent with his duties hereunder, including serving as a director of other companies and engaging in civic and social responsibilities.

         4. Salary and Bonus. (a) Annual Salary. As compensation for the services to be performed by the Employee hereunder during the Employment Term, the Company shall pay the Employee a base salary at the annual rate of two hundred thousand dollars ($200,000) (the "Basic Salary", and together with any adjustments or increments thereto being hereinafter referred to as the "Salary"). Any increase in such salary shall be evidenced by an addendum to this Agreement signed by the parties hereto and attached to this Agreement.
The payment of any Salary hereunder shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company's employee benefit plans. Any Salary payable hereunder shall be paid in equal semimonthly installments on the first and fifteenth day of each month.

         (b) Salary Adjustments. On January 1, 1993 and on the first business day of each calendar year thereafter during the Employment Term, the annual Salary payable to the Employee hereunder for such calendar year will be increased by an amount equal to the product of (i) the annual Salary paid to the Employee during the immediately preceding calendar year multiplied by

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(ii) the greater of (x) the percentage increase, if any, in the Consumer Price
Index (All Cities -- All Items) during such calendar year and (y) five percent (5%).

         (c) Bonus. During the Employment Term (and, with respect to any Bonus payable hereunder with respect to any period prior to the termination of the Employment Term, as soon as practicable after such termination), subject to
(i) review and approval by the Board of Directors of the Company (which approval shall not unreasonably be withheld) and (ii) the Company's achieving earnings from internal growth and profitability at the level specified in the Company's annual base financial plan approved by the Board of Directors of the Company for the immediately preceding fiscal year (the "Base Financial Plan" for such preceding fiscal year), the Company shall pay the Employee a cash bonus of not less than one hundred thousand dollars ($100,000) (the "Bonus") for such preceding fiscal year; provided, however, that if the Company achieves eighty-percent (80%) or more of the operating income specified in the Base Financial Plan for such preceding fiscal year, the Company shall pay the Employee a pro rata cash Bonus equal to the percent so achieved multiplied by the full Bonus he otherwise would have been entitled to receive had the Company achieved 100% of the operating income specified in said Base Financial Plan. The payment of the Bonus for any fiscal year hereunder shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company's employee benefit plans. Any Bonus payable hereunder shall be payable no later than one month after approval by the Board of Directors of the audited annual financial statements of the Company for the fiscal year in respect of which such Bonus is payable (the "Financials" for such fiscal year), and the Company shall use its best efforts to cause its auditors to deliver such Financials within ninety (90) days after the end of such fiscal year.

         (d) Additional Compensation. At any time during the Employment Term, the Board of Directors may, in its sole discretion, pay an additional cash bonus, and/or issue stock options to, the Employee.

         (e) Stock Options. Simultaneously with the execution and delivery of this Agreement by the parties hereto, the Company has (i) granted to the Employee certain "non-qualified" stock options under the EmCare Holdings Inc. Stock Option and Restricted Stock Purchase Plan (the "Plan") pursuant to the Non-Qualified Stock Option Agreement of even date herewith between the Company and the Employee and (ii) authorized the grant to the Employee of certain additional stock options under the Plan subject to certain conditions.

         5. Expenses. The Company shall upon submission of expense reports acceptable to the Company, reimburse the Employee for all reasonable expenses incurred by the Employee in connection with the performance of his obligations hereunder, subject to submission of supporting documentation in a form reasonably prescribed by the Company. Reimbursements will be made in a manner consistent with the historical policies of the Company. The obligations of the Company under this paragraph 5 in respect of such reasonable expenses incurred by the Employee prior to the termination of this Agreement and/or the Employment Term shall survive such termination.

         6. Benefits. In addition to the payments required by paragraphs 4 and 5 to be paid to the Employee during the Employment Term, the Employee shall:





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         (a)     be eligible to participate in the employee fringe benefits, pension plan, life or other similar insurance plans and/or medical and health plans or other employee welfare benefit plans described on Schedule I hereto;

         (b) be entitled to six (6) weeks of annual paid vacation in accordance with Company policy applicable to key executive employees; and

         (c) be entitled to sick leave and sick pay in accordance with any Company policy that may be applicable to key executive employees.

         7. Confidentiality. The Employee hereby covenants, agrees and acknowledges as follows:

         (a) The Employee's employment hereunder creates a relationship of confidence and trust between the Employee and the Company with respect to certain information applicable to the Business (as such term is defined in Section 7.01(b) of the Securities Purchase Agreement dated as of February 4, 1992 (the "Purchase Agreement") among the Company, EmCare, Inc., the Employee, Leonard M. Riggs, M.D., and the several other individuals and entities named as parties thereto) of the Company, its subsidiaries from time to time and any professional associations or professional corporations which are listed on
Schedule II hereto or any other corporation, association or other entity engaged in the Business which may hereafter be owned or controlled (directly or indirectly) by the Company, the Employee or Leonard M. Riggs, M.D. (individually, an "Affiliate", and collectively the "Affiliates") or applicable to the business of any client or customer of the Company or any of its subsidiaries or Affiliates.

         (b) The Company possesses and will continue to possess information that has been created, discovered or developed by, or otherwise become known to, it (including without limitation information created, discovered, developed or made known by the Employee during the period of or arising out of his employment hereunder) or in which property rights have been or may be assigned or otherwise conveyed to the Company which information has commercial value in the Business and is treated by the Company as confidential.

         (c) The Employee also agrees that he will not without the prior written consent of an appropriate executive officer of the Company (i) use for his benefit or disclose at any time during his employment by the Company, or thereafter, except to the extent required by law or by the performance by him of his duties as an employee of the Company, any information obtained or developed by him while in the employ of the Company with respect to the identity of the Company's customers, transactions between the Company and its customers and suppliers, the products, services, employees, or financial affairs of the Company or any of its subsidiaries or Affiliates, or any confidential matter regarding the business of the Company or any of its subsidiaries or Affiliates, except information which at the time is generally known within the industry other than as a result of disclosure by him not permitted hereunder, or (ii) take with him upon leaving the employ of the Company any document or paper relating to any of the foregoing or any physical property of the Company or any of its subsidiaries or Affiliates.





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         (d)     The Employee acknowledges that a remedy at law for any breach or threatened breach of the provisions of this paragraph 7 would be inadequate and therefore agrees that the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach, provided, however, that nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available for any such breach or threatened breach.

         (e) The Employee agrees that upon termination of his employment hereunder for any reason, the Employee shall forthwith return to the Company all documents and other property in his possession belonging to the Company or any of its subsidiaries or Affiliates.

         (f) Without limiting the generality of paragraph 12 hereof , the Employee hereby expressly agrees that the foregoing provisions of this paragraph 7 shall be binding upon the Employee's heirs, successors and legal representatives.

         8. Termination. The Employee's employment hereunder shall be terminated (without thereby giving rise to a breach of this Agreement solely as a result of such termination) upon the occurrence of any of the following:

         (a)     the death of the Employee;

         (b) written notice from the Company to the Employee based upon the inability of the Employee to perform his duties on account of disability or incapacity for a period of six (6) months, whether or not consecutive, during any twelve (12)-month period ("Disability");

         (c) written notice from the Company to the Employee that his employment hereunder has been terminated "for cause";

         (d) written notice by the Company to the Employee of the termination of his employment hereunder by the Company at any time other than pursuant to subparagraphs (a), (b) or (c) hereof;

         (e) written notice by the Employee to the Company of a breach by the Company of any material provision of this Agreement if such breach continues for thirty (30) days after written notice thereof to the Board of Directors of the Company; or

         (f) written notice by the Employee to the Company of the termination of the Employee's employment hereunder by the Employee at any time for any reason whatsoever (including without limitation resignation or retirement), other than a breach of any material provision of this Agreement by the Company (as described above in subparagraph 8 (e)).

         For purposes of this Agreement, the term "for cause" or "cause" shall mean a written determination made in good faith by the Board of Directors of the Company (other than the Employee) that the Employee (i) failed to obey the reasonable and lawful orders of the Board of Directors of the Company, which orders were consistent with the duties and rights of the Employee under this Agreement, after the Employee had been given written notice of such failure and not less than thirty (30) days to cure it, (ii) acted with gross negligence in the performance of,





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or willfully disregarded, his obligations hereunder, (iii) habitually neglected his duty after repeated requests by the Board of Directors, (iv) committed a felony or any act involving dishonesty or fraud or moral turpitude, or (v) violated in any material respect the provisions of paragraph 7 hereof or
Section 7.01 of the Purchase Agreement

         9. Severance Benefit. (a) Subject to the provisions of subparagraphs (c) and (d) below, in the event that (i) the Employee's employment with the Company is terminated by the Company pursuant to subparagraph 8(d) or by the Employee pursuant to subparagraph 8(e) above, or
(ii) the Employment Term terminates after the second anniversary of the date hereof but prior to the fifth anniversary of the date hereof and the Company elects, by written notice (the "Extension Notice") given to the Employee not less than ten days prior to such date, to make the payments and to provide the benefits described in this subparagraph 9(a), then during each month for a period of one year commencing on the date of such termination or expiration of the Employment Term the Company shall (A) pay to the Employee, as severance pay or liquidated damages or both, (x) the Employee's monthly Salary determined as of the date the Employee's employment so ceases plus (y) one-twelfth (1/12) of the Employee's Pro Rata Bonus (as hereinafter defined), if any, in each case in equal semi-monthly installments, on the first and fifteenth day of each month, and (B) continue to provide the Employee with (x) medical and health plan coverage, (y) life or other similar insurance plan coverage (assuming such coverage is available at rates comparable to those in effect prior to the termination or expiration of the Employment Term) and (z) disability insurance coverage, all at the benefit levels in effect for the Employee and his family as of the date the Employee's employment so ceases. As used in this subparagraph 9(a), the term "Pro Rata Bonus" shall mean the amount, if any, obtained by (1) calculating the amount of Bonus, if any, that would be payable to the Employee pursuant to subparagraph 4(c) hereof with respect to the fiscal year in which the Employment Term terminates or expires the operating profit achieved for the period from the beginning of such fiscal year through the last day of the calendar month ending closest to the date of such termination or expiration is annualized and treated for the purposes of this subparagraph 9(a) as the operating profit achieved for such fiscal year, and (2) multiplying such amount by a fraction, the numerator of which consists of the number of days in such fiscal year prior to the termination or expiration of the Employment Term, and the denominator of which is 365.

         (b) Notwithstanding anything to the contrary expressed or implied herein, in the event that (i) the Employee's employment with the Company is terminated by the Company pursuant to subparagraph 8(c) above or (ii) the Employee violates in any material respect any of the provisions of paragraph 7 hereof and/or Section 7.01 of the Purchase Agreement, then the Employee's rights to any payments and benefits pursuant to subparagraph (a) above shall thereupon terminate and the Company's obligations hereunder to make such payments and to provide such benefits shall thereupon cease. In the event that the Employee becomes employed by any person, organization or entity other than the Company, the severance payments and benefits described in subparagraph (a) above shall be reduced pro rata to the extent of Employee's compensation and benefits provided by such other employment, provided, however, that nothing in this sentence shall limit the operation of clause (ii) of this subparagraph 9(b).

         (c) Notwithstanding anything to the contrary expressed or implied herein, except as set forth in subparagraph 9(a) above, paragraph 10 below, and in Section 7.02 of the Purchase





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Agreement, and except as may be otherwise required by law, the Company shall not be obligated to make any severance or other payments or provide any benefits to the Employee or on his behalf of whatever kind or nature by reason of the Employee's cessation of employment, other than (i) such amounts, if any, of his Salary otherwise payable pursuant to subparagraph 4(a) hereof as shall have accrued and remained unpaid as of the date of said cessation, and (ii) in the event that the Employee's employment with the Company is terminated pursuant to subparagraphs 8(a) or 8(b) above, an amount equal to the Employee's Pro Rata Bonus as shall be determined pursuant to subparagraph 9(a) above.

         (d) Any severance payments and benefits provided under this paragraph 9 shall be subject to applicable payroll and withholding taxes.

         10.     Change in Control.

         (a) Definitions. For purposes of this Agreement, the following terms shall have the respective meanings assigned to them herein:

                 (1) A "Change in Control" of the Company shall be defined as follows:

                          (A) an event or series of events by which any "person" or "group" (as such terms are defined in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934), together with its or their "affiliates" and "associates" (as defined in Rule 13d-3 under the Securities Exchange Act of
                 1934), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, modified to include, without regard to the 60-day period referred to in such Rule, all shares that such person or group has the right to acquire pursuant to any agreement or arrangement, or upon exercise of conversion rights, warrants or options, or otherwise), directly or indirectly, of securities of the Company having 30% of more of the total number of votes entitled to be cast for the election of the Board of Directors of the Company, except that "Change in Control" shall not include an event or series of events described above which occur pursuant to a transaction or agreement approved by such Board of Directors prior to the time such person or group becomes such a 30% beneficial owner, and "Change in Control" shall not include an event or series of events described above in which any Company-sponsored employee benefit plan or plans shall become the "beneficial owner" of such 30% interest; or

                          (B) a change in a majority of the Board of Directors of the Company within any 24-month period unless the election or the nomination for election by the Company stockholders of each new director was approved by a vote of least a majority of the directors then still in office who were directors at the beginning of the period; or

                          (C) the sale or transfer of 50% or more of the assets or earning power of the Company and its subsidiaries (taken as a whole); or





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                          (D)     at any time (i) the Company shall consolidate
                 with, or merge with, any other person and the Company shall not be the continuing or surviving corporation, (ii) any person shall consolidate with, or merge with the Company, and the Company shall be the continuing or surviving corporation and in connection therewith, all or part of the outstanding Company stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property, or (iii) the Company shall be a party to a statutory share exchange with any other person after which the Company is a subsidiary of any other person.

                 (2) The "Change in Control Date" shall mean the date immediately prior to the effectiveness of the Change in Control.

                 (3) The Employee shall have "Good Reason" to terminate employment if: (A) the Employee is not elected, reelected, or otherwise continued in the office of the Company or any of its subsidiaries which he held immediately prior to the Change in Control Date, or he is removed as a member of the Board of Directors of the Company or any of its subsidiaries if the Employee was a director immediately prior to the Change in Control Date; (B) the Employee's duties, responsibilities or authority as an employee are materially reduced or diminished from those in effect on the Change in Control Date without the Employee's consent; (C) the Employee's compensation or benefits are reduced; (D) the Company reduces the potential earnings of the Employee under any performance-based bonus or incentive plan of the Company in effect immediately prior to the Change in Control Date; (E) the Company requires that the Employee's employment be based other than at Dallas, Texas without his consent;
         (F) any purchaser, assign, surviving corporation, or successor of the Company or its business or assets (whether by acquisition, merger, liquidation, consolidation, reorganization, sale or transfer of assets or business, or otherwise) fails or refuses to expressly assume in writing this Agreement and all of the duties and obligations of the Company hereunder pursuant to paragraph 12 hereof; or (G) the Company breaches any of the provisions of this Agreement.

                 (4) For purposes of this Agreement, a "Potential Change in Control" of the Company shall be deemed to have occurred if the conditions set forth in any one of the following subparagraphs shall have been satisfied:

                          (A) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company;

                          (B) any person (including the Company) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control of the Company;

                          (C) any person other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company (or a corporation owned, directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), who is or becomes the





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                 beneficial owner, directly or indirectly, of securities of the
                 Company representing 10% or more of the combined voting power of the Company's then outstanding securities, increases such person's beneficial ownership of such securities by 5 percentage points or more over the percentage so owned by such person on either the date hereof or, if later, the date such person becomes a 10% or more beneficial owner; or

                          (D) the Board of Directors of the Company adopts a resolution to the effect that, for purposes of this Agreement, a potential Change in Control of the Company has occurred; or

                          (E) commencement of discussions with a third party that ultimately results in a Change in Control of the Company.

                 (5) "Termination of Employment" shall mean the termination of the Employee's employment by the Company other than such a termination in connection with an offer of immediate re-employment by a successor or assign of the Company or purchaser of the Company or its assets under terms and conditions which would not permit the Employee to terminate his employment for Good Reason.

         (b) Termination Following Change in Control or Potential Change in Control. If a Change in Control of the Company occurs, Employee shall be entitled to the benefits provided in subparagraph 10(c) upon the Employee's subsequent Termination of Employment during the term of this Agreement. If a Potential Change in Control of the Company occurs, Employee shall be entitled to the benefits provided in subparagraph 10(d) upon Employee's subsequent Termination of Employment during the term of this Agreement.

         (c) Benefits to be Provided Upon a Change in Control. If during the term of this Agreement there has been a Change in Control, and during the two (2) year period commencing on the Change in Control Date the Employee has a Termination of Employment which is initiated by the Company without cause (as such term is defined in paragraph 8 above) or by the Employee for Good Reason, the Company agrees to provide the following benefits and compensation:

                 (1) Any outstanding stock options, restricted stock, or other form of stock-based grant or award previously granted to Employee by the Company, to the extent vested in Employee as of the date of such Termination of Employment, shall remain exercisable for a minimum of thirty (30) days after such Termination of Employment, notwithstanding any provision of such grant or award to the contrary.

                 (2) For a two-year period following such Termination of Employment, the Employee shall not lose his eligibility for health, dental, life, or disability benefits under any employee benefit plan, policy, arrangement, or program (regardless of whether such program is maintained for employees in general, highly- compensated employees (as that term is defined in Section 414(q) of the Internal Revenue Code of 1986, as amended (the "Code"), non-highly compensated employees, or for a select group of management employees or highly-compensated employees (described in 29 CFR Section 2520.104-24)). In





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the event that under the terms of such plan, policy, arrangement, or program, the Employee's Termination of Employment results in a loss of such coverage, the Company shall immediately purchase identical coverage for Employee for any portion of the 24-month period so remaining. Following this period, Employee shall be entitled to receive continuation coverage under COBRA, treating the end of this period as a termination of Employee's employment other than for gross misconduct.

                 (3) Immediately following such Termination of Employment, the Company shall pay to Employee an amount equal to two (2) times the sum of:

                          (A) Employee's annual base rate of pay determined as of the greater of (x) the year in which the Termination of Employment occurs, or (y) the beginning of the calendar year coinciding with or next preceding such Change in Control; plus

                          (B) the greater of (x) the average of the last three annual incentive bonuses paid to the Employee under the Company's long-term incentive program immediately prior to such Change in Control, or (y) the average of the first three annual incentive bonuses paid to Employee under the Company's long-term incentive program immediately prior to such Termination of Employment. Such amount shall be paid in cash to the Employee within 30 days of such Termination of Employment.

                 (4) If, in the written opinion of a national accounting firm engaged by either the Company or the Employee for this purpose (at the Company's expense), or if so alleged by the Internal Revenue Service, the aggregate of the benefit payments hereunder (other than under this subparagraph 10(c)(4)) would cause the payment of one or more of such benefits to constitute an "excess parachute payment" as defined in Section 280G(b) of the Code, then the Company will pay to the Employee an additional amount in cash (the "Gross-Up Payment") equal to the amount necessary to cause the net amount retained by the Employee, after deduction of any (i) excise tax on the payments hereunder (other than under this subparagraph 10(c)(4)), (ii) federal, state or local income tax on the Gross-Up Payment, and (iii) excise tax on the Gross-Up Payment, to be equal to the aggregate remuneration the Employee would have received hereunder, excluding such Gross-Up Payment (net of all federal, state and local excise and income taxes), as if Sections 280G and 4999 of the Code (and any successor provisions thereto) had not been enacted into law. The Gross-Up Payment provided for in this subparagraph shall be made within thirty (30) days after the termination of Employee's employment, provided, however, that if the amount of the payment cannot be finally determined at the time, the Company shall pay to Employee an estimate as determined in good faith by the Company of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the forty fifth (45th) day after the Termination of Employment date. Any dispute concerning the application of this Paragraph shall be resolved pursuant to paragraph 24 of this Agreement.





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         (d)     Benefits to be Provided Upon a Potential Change in Control.
If during the term of this Agreement there has been a Potential Change in Control and during the one (1) year period commencing on the date immediately prior to the Potential Change in Control, the Employee has a Termination of Employment which is initiated by the Company without cause (as such term is defined in paragraph 8 above) or by the Employee for Good Reason (and for purposes of this subparagraph 10(d), "Good Reason" shall be defined by substituting "Potential Change in Control" for the phrase "Change in Control" everywhere it occurs therein), the Company agrees to provide the following benefits and compensation, provided, however, notwithstanding the above, if an actual Change in Control of the Company also occurs and Employee incurs a Termination of Employment under which subparagraph 10(c) hereof would apply, then subparagraph 10(c) shall supersede this subparagraph and this subparagraph shall not apply.

                 (1) Any outstanding stock options, restricted stock, or other form of stock-based grant or award previously granted to Employee by the Company, to the extent vested in Employee as of the date of such Termination of Employment, shall remain exercisable for a minimum of thirty (30) days after such Termination of Employment, notwithstanding any provision of such grant or award to the contrary.

                 (2) For a two-year period following such Termination of Employment, the Employee shall not lose his eligibility for health, dental, life, or disability benefits under any employee benefit plan, policy, arrangement, or program (regardless of whether such program is maintained for employees in general, highly- compensated employees (as that term is defined in Section 414(q) of the Code), non-highly compensated employees, or for a select group of management employees or highly-compensated employees (described in 29 CFR Section 2520.104-24)). In the event that under the terms of such plan, policy, arrangement, or program, the Employee's Termination of Employment results in a loss of such coverage, the Company shall immediately purchase identical coverage for Employee for any portion of the 24-month period so remaining. Following this period, Employee shall be entitled to receive continuation coverage under COBRA, treating the end of this period as a termination of Employee's employment other than for gross misconduct.

                 (3) Immediately following such Termination of Employment, the Company shall pay to Employee an amount equal to two (2) times the sum of:

                          (A) Employee's annual base rate of pay determined as of the greater of (x) the year in which the Termination of Employment occurs, or (y) the beginning of the calendar year coinciding with or next preceding such Potential Change in Control; plus

                          (B) the greater of (x) the average of the last three annual incentive bonuses paid to the Employee under the Company's long-term incentive program immediately prior to such Potential Change in Control, or (y) the average of the last three annual incentive bonuses paid to Employee under the Company's long-term incentive program immediately prior to such Termination of Employment.

                 Such amount shall be paid in cash to the Employee within 30 days of such Termination of Employment.

                 (4) If, in the written opinion of a national accounting firm engaged by either the Company or the Employee for this purpose (at the Company's expense), or if so alleged by the Internal Revenue Service, the aggregate of the benefit payments hereunder (other than under this subparagraph 10(d)(4)) would cause the payment of one or more of such benefits to constitute an "excess parachute payment" as defined in Section 280G(b) of the Code, then the Company will pay to the Employee an additional amount in cash (the "Gross-Up Payment") equal to the amount necessary to cause the net amount retained by the Employee, after deduction of any (i) excise tax on the payments hereunder (other than under this subparagraph 10(d)(4)), (ii) federal, state or local income tax on the Gross-Up Payment, and (iii) excise tax on the Gross-Up Payment, to be equal to the aggregate remuneration the Employee would have received hereunder, excluding such Gross-Up Payment (net of all federal, state and local excise and income taxes), as if Sections 280G and 4999 of the Code (and any successor provisions thereto) had not been enacted into law. The Gross-Up Payment provided for in this Paragraph shall be made within thirty (30) days after the termination of Employee's employment, provided, however, that if the amount of the payment cannot be finally determined at the time, the Company shall pay to Employee an estimate as determined in good faith by the Company of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the forty fifth
         (45th) day after the Termination of Employment date. Any dispute concerning the application of this Paragraph shall be resolved pursuant to paragraph 24 of this Agreement.

         (e) Death of the Employee. In the event of the death of the Employee between a Change in Control or Potential Change in Control and the payment of the amount determined under subparagraph 10(c) or 10(d) above, such amount shall be paid to the beneficiary specified in writing by the Employee to the Company. In the event that the Employee has not specified a beneficiary, the Company shall pay such amount to the following with the priority as follows:

                 (1) any testamentary trust created under the will of Employee,

                 (2)      Employee's surviving spouse,

                 (3)      Employee's surviving children, or

                 (4)      Employee's estate.

         (f) Offset by Other Severance Obligations. For so long as the Company's obligations under subparagraphs 10(b), 10(c), or 10(d) of this Agreement cover a termination of the Employee's employment with the Company, payments under this paragraph 10 shall be offset by any other severance obligations provided to the Employee under this Agreement, provided that such severance obligations shall remain effective in accordance with the terms of this Agreement with respect to any termination of Employee not covered under subparagraphs 10(b), 10(c), or 10(d) of this Agreement.

         (g) Automatic Extension. Notwithstanding anything to the contrary in paragraph 2 or elsewhere herein, if a Potential Change in Control occurs, the provisions of this paragraph 10 shall be automatically extended and continue to be in effect for an additional twelve (12) months. Notwithstanding anything to the contrary in paragraph 2 or elsewhere herein, if a Change in Control shall have occurred during the original or extended term of this paragraph 10, the provisions of this paragraph 10 shall continue in effect for a minimum period of twenty four (24) months beyond the month in which such Change in Control occurred.

         (h) Notwithstanding anything to the contrary herein, and without limiting Employee's rights at law or in equity, if the Company fails or refuses to timely pay to Employee the benefits due under subparagraphs 10(c) and/or 10(d) of this Agreement, then the benefits under subparagraphs 10(c)(3) and 10(d)(3) shall be increased and the benefits under subparagraphs 10(c)(1) and
(2) and 10(d)(1) and (2) shall each be continued by one additional day for each day of any such failure or refusal of the Company to pay. In addition, any Gross-Up Payment due under subparagraphs 10(c)(4) or 10(d)(4) shall be increased to take into account any increased benefits under this subparagraph 10(h).

         11. Non-Assignability. (a) Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, his beneficiaries, or legal representatives without the Company's prior written consent; provided, however, that nothing in this subparagraph (a) shall preclude (i) the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators, or other legal representative of the Employee or his estate from assigning any rights hereunder to the person or person entitled thereunto.

         (b) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

         12. Binding Effect. (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation where the Company is not the surviving corporation, or upon any transfer of all or substantially all of the Company's assets, or any other Change in Control. The Company covenants that it will require any successor, assign or purchaser of its business (whether direct or indirect, by purchase, merger, acquisition, asset sale, spinoff, consolidation or otherwise) to (i) expressly assume and agree to perform under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place, in writing, the Company's obligations and responsibilities under this Agreement and (ii) agree to notify Employee in writing of the assumption of this Agreement within 10 days of such assumption. Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Company in the same amount and on the same terms to which Employee would be entitled hereunder if Employee terminates Employee's employment for Good Reason (as defined in paragraph 10 above) following a Change in Control or Potential Change in Control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed to be the date of Employee's termination.

         (b) This Agreement shall be binding upon and inure to the benefit of the Company and any purchaser, assign, surviving corporation or successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company, or otherwise (and such purchaser, assign, surviving corporation or successor shall thereafter be deemed to be the "Company" for the purposes of this Agreement). but this Agreement shall not otherwise be assignable, transferable or delegable by the Company.

         (c) This Agreement shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

         (d) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder (except as expressly provided hereunder). Without limiting the generality of the foregoing, the Employee's right to receive payments hereunder shall not be assignable, transferable, delegable, whether by pledge, creation of a security interest or otherwise, or otherwise subject to anticipation, alienation, sale, encumbrance, charge, hypothecation, or set-off in respect of any claim, debt, or obligation, or to execution, attachment, levy or similar process , or assignment by operation of law, other than by a transfer by his will or by the laws of descent and distribution. Any attempt, voluntarily or involuntarily, to effect any action prohibited by this paragraph 12 shall be null, void, and of no effect.

         13. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person, sent by first class certified or registered mail, postage prepaid, or transmitted by facsimile, if to the Company, at the Company's principal place of business, and if to the Employee, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

         14. Law Governing. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

         15. Severability. If any provision of this Agreement shall be determined to be invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such provision nor the validity or any other provision of this Agreement shall in any way be affected thereby. In lieu of such invalid, illegal or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

         16. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

         17. Entire Agreement; Modifications. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

         18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         19. Relocation. If at any time the Company requests the Employee to report for the performance of his services hereunder on a regular or permanent basis at any location or office more than thirty-five (35) miles from his current home, and if the Employee consents to do so, the Company shall pay the Employee's reasonable relocation and moving expenses, including, but not limited to, the cost of moving his immediate family, expenses incurred while seeking new housing (including travel by the Employee's spouse) and temporary living expenses incurred by the Employee or his family for up to ninety (90) days.

         20. Indemnification. (a) Indemnification; Liability Insurance. The Company shall indemnify and hold the Employee (or his legal representative) harmless to the full extent permitted by applicable law for all legal expenses and all liabilities, losses, judgments, fines, expenses and amounts paid in settlement in connection with any proceeding involving him (including any action by or in the right of the Company) by reason of his being or having been a director, officer, employee or agent of the Company or any of its subsidiaries, Affiliates, or any other enterprise if he is serving or has served therein at the request of the Company. In addition, the Company shall cause such subsidiary, Affiliate or enterprise also to so indemnify and hold the Employee harmless to the full extent permitted by applicable law. The foregoing shall not be deemed to limit any rights of the Employee pursuant to applicable indemnification provisions of the Company's Certificate of Incorporation or By-laws or otherwise. In addition, the Company shall acquire and maintain directors and officers liability insurance for the benefit of the Employee on at least as favorable terms and coverage amounts as for any other officer or director of the Company, such insurance to remain in effect for as long as reasonably necessary to cover all events occurring during the term of this Agreement (but in no event less than three years after the term of this Agreement), regardless of when the claim is made.

         (b) Advance of Expenses. In the event of any action, proceeding, or claim against the Employee arising out of his serving or having served in a capacity specified in subparagraph (a) above, which in the Employee's sole judgment requires him to retain counsel (such choice of counsel to be made in his sole and absolute discretion) or otherwise expend his personal funds for his defense in connection therewith, the Company shall be obligated to advance to the Employee (or pay directly to his counsel) reasonable counsel fees and other costs associated with the Employee's defense of such action, proceeding or claim; provided, however, that in such event the Employee shall first agree in writing, without posting bond or collateral, to repay all sums paid or advanced to him pursuant to this provision in the event that the final disposition of such action, proceeding or claim is one for which the Employee would not be entitled to indemnification pursuant to the provisions hereof.

         21. No Set-Off. There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to or benefit for the Employee provided for in this Agreement.

         22. No Mitigation Required. The Employee's rights hereunder upon termination of employment shall be cumulative with and in addition to any other rights or remedies he may be entitled to by reason of any such termination. In addition, the Employee shall have no obligation to mitigate his damages hereunder, whether by seeking new employment or otherwise, nor shall the amount of any payment provided for in this Agreement (except as otherwise provided in subparagraph 9(b) hereof) be reduced by any compensation earned by the Employee as the result of employment by another employer after the date of termination of the Employee's employment with the Company, or otherwise.

         23. Survival of Rights and Obligations. The terms and provisions of paragraphs 7, 9, 10, 12, 20, 21, 22, 23, and 24 of this Agreement shall survive the expiration of the Employment Term.

         24. Disputes. Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the city of Dallas, Texas, using a single arbitrator, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The arbitrator shall have the power to order specific performance, mandamus, or other appropriate legal or equitable relief to enforce the provisions of this Agreement. The Company shall pay all costs of the arbitration and all reasonable attorney's and accountant's fees of the Employee in connection therewith.

         IN WITNESS WHEREOF, the Company and the Employee have duly executed and delivered this Agreement as of the day and year first above written.


                                       EMCARE HOLDINGS INC.


                                       By /s/ LEONARD M. RIGGS, JR., M.D.
                                         --------------------------------------
                                          Name:  Leonard M. Riggs, Jr., M.D.
                                               --------------------------------
                                          Title: Chief Executive Officer
                                                -------------------------------
                                          /s/ WILLIAM F. MILLER
                                         --------------------------------------
                                                  William F. Miller

                                       SCHEDULE I
                                        BENEFITS
COMPANY NAME                           POLICY NUMBER                             TERM                          COVERAGAMOUNT
------------                           -------------                             ----                          -------------
United Life & Accident (Chubb)         805113                                    Annual                      $500,000

New York Life                          41309058                                  Annual                       250,000

Security Mutual                        1007665                                   Annual                       250,000

Provident Life & Accident              6334-643484                               Annual               Monthly disability payments

Northwood Club                         annual dues

Premier Club                           annual dues

Auto & Insurance                       monthly lease payments and insurance

                                 SCHEDULE II

                                  AFFILIATES


                      NAME                                     JURISDICTION
                      ----                                     ------------
Emergency Health Services Associates of New Mexico, P.C.        New Mexico

Emergency Health Services Associates, P.A.                         Texas

EmCare Medical Services of New York, P.C.                        New York

Emquest Professional Services P.A.                                 Texas

EmCare Radiology Services of Texas, P.A.                           Texas

                                    ADDENDUM


         This Addendum is hereby attached to that certain Employment Agreement, dated as of February 5, 1992, between EmCare Holdings Inc., a Delaware corporation and William F. Miller, III (the "Agreement").

         1. Capitalized terms used herein but not otherwise defined herein, shall have the meanings ascribed thereto in the Agreement.

         2. As of January 1, 1994 the annual salary shall be increased to two hundred forty-five thousand dollars ($245,000) and on January 1, 1995 and on each succeeding January 1 during the Employment Term, the annual salary payable to the Employee hereunder for such calendar year will be increased by an amount equal to the product of (i) the annual Salary paid to the Employee during the immediate preceding calendar year multiplied by (ii) the greater of (x) the percentage increase, if any in the Consumer Price Index (All Cities-- All Items) during such calendar year and (y) five percent (5%).

         IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Addendum effective as of January 1, 1994.


                                       EMCARE HOLDINGS INC.


                                       By: /s/  LEONARD M. RIGGS, JR., M.D.
                                          -------------------------------------
                                       Name:    Leonard M. Riggs, Jr., M.D.
                                       Title:   Chief Executive Officer


                                       /s/ WILLIAM F. MILLER, III
                                       ----------------------------------------
                                                William F. Miller, III